                                                                    EXHIBIT 4(C)












                              SHAW INDUSTRIES, INC.
                      NONQUALIFIED RETIREMENT SAVINGS PLAN













                                     1998 Powell, Goldstein, Frazer & Murphy LLP


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                              SHAW INDUSTRIES, INC.
                      NONQUALIFIED RETIREMENT SAVINGS PLAN



         THIS INDENTURE made as of _________________, 1998, by SHAW INDUSTRIES, INC., a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the "Primary Sponsor");



                                   WITNESSETH:



         WHEREAS, the Primary Sponsor maintains the Shaw Industries, Inc. Retirement Savings Plan (the "401(k) Plan"), a defined contribution plan under which participating employees may contribute on a pre-tax basis pursuant to a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the limitations of Sections 401(a)(17), 401(k)(3), 402(g) and 415 of the Code may, separately or in combination, limit the amount of pre-tax employee contributions that otherwise could be made under the 401(k) Plan on behalf of certain participants; and

         WHEREAS, the Primary Sponsor wishes to establish the Shaw Industries, Inc. Nonqualified Retirement Savings Plan for the purpose of providing, to the extent possible on a non-qualified and unfunded basis, an opportunity for selected participants in the 401(k) Plan to continue to accumulate retirement savings as if such persons had been able to continue to participate in the 401(k) Plan without regard to certain tax limitations.

         NOW, THEREFORE, the Primary Sponsor does hereby establish the Shaw Industries Inc. Nonqualified Retirement Savings Plan (the "Plan"), effective April 1, 1998, to read as follows:




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                              SHAW INDUSTRIES, INC.
                      NONQUALIFIED RETIREMENT SAVINGS PLAN

                                TABLE OF CONTENTS

                                                                                                        PAGE
SECTION 1.            DEFINITIONS.........................................................................1


SECTION 2.            ELIGIBILITY.........................................................................2


SECTION 3.            DEFERRAL ELECTIONS..................................................................3


SECTION 4.            CREDITING ACCOUNTS..................................................................4

SECTION 5.            INDIVIDUAL FUNDS; HYPOTHETICAL INVESTMENT
                      OF ALLOCATED ACCOUNTS...............................................................4

SECTION 6.            DEATH BENEFITS......................................................................4


SECTION 7.            PAYMENT OF BENEFITS.................................................................5


SECTION 8.            ADMINISTRATION OF THE PLAN..........................................................6


SECTION 9.            CLAIM REVIEW PROCEDURE..............................................................7

SECTION 10.           LIMITATION OF ASSIGNMENT, PAYMENTS TO
                      LEGALLY INCOMPETENT DISTRIBUTEE AND
                      UNCLAIMED PAYMENTS..................................................................8

SECTION 11.           LIMITATION OF RIGHTS................................................................9


SECTION 12.           AMENDMENT TO OR TERMINATION OF THE PLAN.............................................9


SECTION 13.           ADOPTION OF PLAN BY AFFILIATES......................................................9


SECTION 14.           MISCELLANEOUS.......................................................................10

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                                   SECTION 1.
                                   DEFINITIONS


         Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise. The following words and phrases shall have the meanings set forth below:

         1.1. "Account" means the bookkeeping account established and maintained by the Plan Administrator to reflect the interest of a Member under the Plan.

         1.2.     "Accrued Benefit" means the balance of the Member's Account.

         1.3. "Affiliate" means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is a Plan Sponsor and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with a Plan Sponsor.

         1.4. "Annual Compensation" means "Annual Compensation," as that term is defined under the 401(k) Plan for purposes of making contributions pursuant to a salary deferral election, as the same may be amended from time to time, without regard to the limit on compensation that may be recognized under Code Section 401(a)(17) and with the inclusion of compensation deferred by the Participant pursuant to Plan Section 3.1.

         1.5. "Beneficiary" means the person or trust that a Member designated most recently in writing to the Plan Administrator; provided, however, that if the Member has failed to make a designation, no person designated is alive, no trust has been established, or no successor Beneficiary has been designated who is alive, the term Beneficiary means (a) the Member's spouse or (b) if no spouse is alive, the Member's surviving children, or (c) if no children are alive, the Member's parent or parents, or (d) if no parent is alive, the legal representative of the deceased Member's estate.

         1.6. "Board of Directors" means the Board of Directors of the Primary Sponsor.

         1.7.     "Code" means the Internal Revenue Code of 1986, as amended.

         1.8. "Deferral Amounts" means the amounts of Annual Compensation contributed to the Plan by a Member pursuant to the Member's election under Plan Sections 3.1.

         1.9. "Effective Date" means, as to the Primary Sponsor, April 1, 1998 and as to each other Plan Sponsor which adopts the Plan with consent of the Primary Sponsor, the date designated as such by the adopting Plan Sponsor.

         1.10. "Eligible Employee" means any Employee of a Plan Sponsor who is a "highly compensated employee," within the meaning of Code Section 414(q), as amended.

         1.11. "Employee" means any person who is employed by a Plan Sponsor or an Affiliate for purposes of the Federal Insurance Contributions Act.

         1.12.    "Entry Date" means each entry date under the 401(k) Plan.

         1.13. "Individual Funds" means two or more individual subfunds of the fund of the 401(k) Plan (other than any fund having as its primary investment participant loans from the 401(k) Plan), as established by the plan administrator of the 401(k) Plan from time to time into which participants of the 401(k) Plan may direct the investment of their account under the 401(k) Plan.

         1.14. "Member" means any Eligible Employee or former Eligible Employee who has become a participant in the Plan, for so long as his benefits hereunder have not been paid out.

         1.15. "Plan Administrator" means the organization or person designated by the Primary Sponsor to administer the Plan.

         1.16. "Plan Sponsor" means individually the Primary Sponsor and any other Affiliate or other entity which has adopted the Plan with consent of the Primary Sponsor.

         1.17.    "Plan Year" means the calendar year.

         1.18. "Retirement Age" means the earlier of (1) age 62 if the Member has completed five years of service, as calculated under the 401(k) Plan, or (2) age 65.

         1.19. "Valuation Date" means each date on which earnings and losses of the funds held under the 401(k) Plan are allocated to accounts under the 401(k) Plan.


                                   SECTION 2.
                                   ELIGIBILITY

         2.1. Date of Participation. Each Eligible Employee shall become a Member as of the first Entry Date following the latest of the date on which the Eligible Employee (a) completes an enrollment form prescribed by the Plan Administrator in which the Eligible Employee elects to participate in the Plan and (b) completes a distribution form prescribed by the Plan Administrator in which the Eligible Employee elects, from among the options presented by the Plan Administrator, the date his benefit will be paid and the form of his distribution from the Plan; provided, however, that no Eligible Employee may become a Member of the Plan prior to the date on which the Eligible Employee could become a member of the 401(k) Plan.

         2.2. Cessation of Participation. A Member who ceases to be an Eligible Employee will no longer be eligible to make further deferrals under the Plan pursuant to Plan Section 3, but shall continue to be subject to all other terms of the Plan so long as he remains a Member of the Plan.

         2.3. Suspension of Participation. In the event the Member takes a hardship withdrawal from the 401(k) Plan, the Member shall be suspended from continued participation under the Plan to the extent required by the 401(k) Plan as a result of the hardship withdrawal made by such Member.

                                   SECTION 3.
                               DEFERRAL ELECTIONS

         3.1. Election of Deferrals. A Member who is an Eligible Employee for all or any portion of the Plan Year may elect to defer under the Plan a portion of his Annual Compensation otherwise payable to him for the Plan Year provided that the Member has made the maximum salary deferral election for the Plan Year under the 401(k) Plan. The deferrals under this Section 3.1 shall be in an amount equal to the amount elected by the Member under the 401(k) Plan, but together with the amount which the Member has contributed to the 401(k) Plan with respect to such Plan Year, may not exceed the maximum percentage permitted under the 401(k) plan for nonhighly compensated employees. If specified by the Plan Administrator, elections to defer Annual Compensation under the Plan must be made at the same time and/or in the same manner as elections under the 401(k) Plan so that only the amount of such election which could not be contributed to the 401(k) Plan due to provisions contained in the 401(k) Plan resulting from the limitations of Code Sections 401(a)(17), 401(k)(3), 402(g) and 415 shall be contributed to the Plan.

         3.2. Election, Revocation and Modification of Deferrals. All elections to participate and defer Annual Compensation shall be effective as of the first day of the payroll period beginning on or after following the date the Member's election is processed pursuant to normal administrative procedures and shall remain in effect until the Member notifies the Plan Administrator, in such manner and form as the Plan Administrator shall from time to time prescribe, that the Member wishes to suspend active participation. Once a Member has completed an enrollment form, the Member may suspend active participation in the Plan, or change the rate of deferrals of Annual Compensation at the same time and effective as of the same date as suspensions and changes of elections are effective under the 401(k) Plan. A Member who suspends active participation under the Plan may resume active participation in the Plan by making a new election in such form and manner as the Plan Administrator shall from time to time prescribe, which election shall be effective as of the date such election would have been effective under the 401(k) Plan. Notwithstanding the foregoing, no modification or suspension of an election shall be effective for any bonus compensation that has been declared or is determinable at the time of the modification or suspension.

         3.3. Effect on Other Plans. The amount of Annual Compensation or bonus deferred under the Plan shall not be deemed to be earnings or compensation for the purpose of calculating the amount of a Member's benefits or contributions under any retirement or deferral plan of a Plan Sponsor or the basis or amount for any other benefit plan provided by a Plan Sponsor, except to the extent provided in any such plan. No amount distributed under this Plan shall be deemed to be earnings or a part of the Member's total compensation when determining a Member's benefit under any benefit plan established by a Plan Sponsor, unless otherwise provided in such plan.

                                   SECTION 4.
                               CREDITING ACCOUNTS

         4.1. Deferral Amounts. The Plan Sponsor shall credit Deferral Amounts deferred under Plan Section 3.1 to the Member's Account as of the date such amounts are withheld from the Member's Annual Compensation.

         4.2. Valuation Date. As of each Valuation Date, the Plan Sponsor shall determine the rate of return of each Individual Fund under the 401(k) Plan since the next preceding Valuation Date. The portion of the Member's Account under the Plan hypothetically invested in each Individual Account shall be credited or charged with the rate of return for such Individual Fund based on the balance hypothetically invested in such Individual Fund as of the next preceding Valuation Date, increased by one-half of the contributions hypothetically invested in such Individual Fund since the next preceding Valuation Date and reduced by the amount withdrawn from that portion of the Member's Account as of the next preceding Valuation Date.

                                   SECTION 5.
                         INDIVIDUAL FUNDS; HYPOTHETICAL
                        INVESTMENT OF ALLOCATED ACCOUNTS


         All deferrals and contributions credited to a Member's Account shall be hypothetically invested in the same Individual Funds and in the same proportions as the Member has selected for the investment of the Member's account in the 401(k) Plan (excluding for this purpose the portion of a Member's account under the 401(k) Plan invested in a loan to the Member). Any elections under the 401(k) Plan regarding investments of the Member's 401(k) Plan Account (other than elections regarding loans made to the Member from the 401(k) Plan) will automatically be deemed as elections affecting the hypothetical investment of the Member's Account under the Plan among Individual Funds.


                                   SECTION 6.
                                 DEATH BENEFITS

         6.1. Death Prior to Commencement of Payment. Upon the death of a Member who dies prior to the date on which he is entitled to the commencement of payments of his Account, the Member's Beneficiary shall be entitled to the full value of the Member's Account in a lump sum in cash.

         6.2. Payment to Beneficiary. If, subsequent to the death of a Member, the Member's Beneficiary dies while entitled to receive benefits under the Plan, the successor Beneficiary, if any, or the Beneficiary listed under Subsection (a), (b) or (c) of the Plan Section containing the definition of the term "Beneficiary" shall generally be entitled to receive benefits under the Plan. However, if the deceased Beneficiary was the Member's spouse at the time of the Member's death, or if no successor Beneficiary shall have been designated by the Member and be alive and no Beneficiary listed under Subsection (a), (b) or (c) of the Plan Section containing the definition of the term "Beneficiary" shall be alive, the Member's unpaid vested Accrued Benefit shall be paid to the personal representative of the deceased Beneficiary's estate.

         6.3. Payment. Any benefit payable under this Section 6 shall be paid in accordance with and subject to the provisions of Plan Section 7 after receipt by the Plan Administrator of notice of the death of the Member.

                                   SECTION 7.
                               PAYMENT OF BENEFITS

         7.1. Termination of Employment. A Member shall be considered to have terminated employment with the Plan Sponsor or any Affiliate on the date determined by the Plan Administrator. Transfer of a Member from one Plan Sponsor to another Plan Sponsor shall not be deemed for any purpose under the Plan to be a termination of employment by the Member. In the event of a Member's termination of employment prior to death or the attainment of a Retirement Age, he will be paid his Accrued Benefit in a lump sum in cash within ninety (90) days of his termination.

         7.2.     Retirement.

                  a) If a Member terminates employment on or after attaining a Retirement Age, his Accrued Benefit will be paid at such time and in such manner as specified in any effective distribution election filed with the Plan Administrator.

                  b) The Member may specify in such distribution election to receive, or commence receiving, payment of his Accrued Benefit upon termination of employment following attaining a Retirement Age. He may also elect to defer receipt of his Accrued Benefit for five years after his retirement after attaining a Retirement Age or until he reaches age 70, whichever is later. The Member may specify in such election to receive payment of his Accrued Benefit in a lump sum in cash or in approximately equal installment (payable not less frequently than annually, as specified by the Plan Administrator) payments over a ten year period.

                  c) No election shall be effective unless it is received by the Plan Administrator at least twelve (12) months prior to the date of the Member's termination of employment. In the event that an election is invalid because of the provisions of this Section 7.2(c), the most recent valid election shall be used.

         7.3. Calculation of Accrued Benefit. As of the date a Member is paid, or is to begin receiving payments, the Accrued Benefit of the Member shall be determined as of the Valuation Date coinciding with or immediately preceding the date the Member is to be paid, or begin receiving payments, and shall be increased by any Deferral Amounts credited to the Member's Employee Account since that Valuation Date. In addition, the Member's Account shall be adjusted for the rate of return credited or charged pursuant to Plan Section 4 through the Valuation Date immediately preceding the date the Accrued Benefit is paid. If a Member has elected to receive installment payments, any portion of the his Account which has not been paid will be adjusted for the rate of return credited or charged pursuant to Plan
Section 4 through the Valuation Date immediately preceding the date of any payment of such portion.

         7.4.     Vesting. The Member shall be fully vested in the Accrued
Benefit.

                                   SECTION 8.
                           ADMINISTRATION OF THE PLAN

         8.1. Operation of the Plan Administrator. The Primary Sponsor shall be the Plan Administrator, unless it appoints a person, committee or other organization as the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Primary Sponsor shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice or resignation to the Primary Sponsor. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Primary Sponsor shall appoint a successor.

         8.2.     Duties of the Plan Administrator.

                  a) The Plan Administrator shall make all payments under the terms of the Plan.

                  b) The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. All elections and designations under the Plan by a Member or Beneficiary shall be made on forms prescribed by the Plan Administrator. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Employees, Members, and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.

                  c) The Plan Administrator shall furnish Members and Beneficiaries with all disclosures now or hereafter required by ERISA. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by ERISA and by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

                  d) The statement of specific duties for a Plan Administrator in this Plan Section is not in derogation of any other duties that a Plan Administrator has under the provisions of the Plan or under applicable law.

         8.3. Action by the Primary Sponsor or a Plan Sponsor. Any action to be taken by the Primary Sponsor or a Plan Sponsor shall be taken by resolution or written direction duly adopted by its board of directors or appropriate governing body, as the case may be; provided, however, that by such resolution or written direction, the board of directors or appropriate governing body, as the case may be, may delegate to any officer or other appropriate person of a Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction, other than the power to amend, modify or terminate the Plan or to determine the basis of any Plan Sponsor contributions.


                                   SECTION 9.
                             CLAIM REVIEW PROCEDURE

         9.1. Denial of Claims. In the event that a Member or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial that shall set forth:


                  a)       the specific reasons for the denial;

                  b) specific references to the pertinent provisions of the Plan on which the denial is based;

                  c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                  d)       an explanation of the Plan's claim review procedure.

         9.2. Appeal of Denial. After receiving written notice of the denial of a claim, a claimant or his representative may:


                  a) request a full and fair review of such denial by written application to the Plan Administrator;

                  b) review pertinent documents (determination of the pertinence of any document shall be at the discretion of the Plan Administrator); and

                  c) submit issues and comments in writing to the Plan Administrator.

         9.3. Written Notice for Review. If the claimant wishes such a review of the decision denying his claim to benefits under the Plan, he must submit such written applications to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

         9.4. Hearing. Upon receiving such written application for review, the Plan Administrator may, but is not required to, schedule a hearing for purposes of reviewing the claimant's claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

         9.5. Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

         9.6. Decision on Appeal. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any; provided, however, a decision on the written application for review may be extended, in the event special circumstances such as the need to hold a hearing require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. The decision shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

                                  SECTION 10.
                  LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY
                 INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

         10.1. No Alienation. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law.

         10.2. Attempt To Transfer. If any person who shall be entitled to any benefit under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit under the Plan, then the payment of any such benefit in the event a Member or Beneficiary is entitled to payment shall, in the discretion of the Plan Administrator, cease and terminate and in that event the Plan Administrator shall apply the same for the benefit of such person, his spouse, children, other dependents or any of them in such manner and in such proportion as the Plan Administrator shall determine.

         10.3. Minors or Incompetents. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

         10.4. Missing Persons. Whenever the Plan Administrator cannot, within a reasonable time after payments are to commence, locate any person to or for the benefit of whom such payments are to be made, after making a reasonable effort to locate such person, the Plan Administrator may direct that the payment and any remaining payments otherwise due to the Member be cancelled on the records of the Plan, except that in the event the Member later notifies the Plan Administrator of his whereabouts and requests the payments due to him under the Plan, the Plan Sponsor shall re-credit the Member's account and provide for payment of the re-credited amount to the Member as soon as administratively feasible.

                                  SECTION 11.
                              LIMITATION OF RIGHTS


         Membership in the Plan shall not give any Employee any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by any Plan Sponsor shall not be construed to give any Employee a right to be continued in the employ of a Plan Sponsor or as interfering with the right of a Plan Sponsor to terminate the employment of any Employee at any time.


                                  SECTION 12.
                     AMENDMENT TO OR TERMINATION OF THE PLAN

         12.1. Amendment and Termination. The Primary Sponsor or any successor thereto reserves the right by action of its Board of Directors or its designee at any time to modify or amend or terminate the Plan. No such modifications or amendments shall have the effect of retroactively changing or depriving Members or Beneficiaries of benefits already accrued under the Plan. Notwithstanding anything contained in the Plan to the contrary, upon termination of the Plan each Member's Account shall be payable to the Member as soon thereafter as is reasonably practicable. No Plan Sponsor other than the Primary Sponsor shall have the right to so modify, amend or terminate the Plan. Notwithstanding the foregoing, each Plan Sponsor may terminate its own participation in the Plan.

         12.2. Termination by Plan Sponsor. Each Plan Sponsor other than the Primary Sponsor shall have the right to terminate its participation in the Plan by resolution of its board of directors or other appropriate governing body and notice in writing to the Primary Sponsor. Any termination by a Plan Sponsor, shall not be a termination as to any other Plan Sponsor.

         12.3. Termination by Primary Sponsor. If the Primary Sponsor terminates the Plan, the Plan shall terminate as to all Plan Sponsors.

                                  SECTION 13.
                         ADOPTION OF PLAN BY AFFILIATES


         Any corporation or other business entity related to the Primary Sponsor by function or operation and any Affiliate, if the corporation, business entity or Affiliate is authorized to do so by written direction adopted by the Board of Directors, may adopt the Plan by action of the board of directors or other appropriate governing body of such corporation, business entity or Affiliate. Any adoption shall be evidenced by certified copies of the resolutions of the foregoing board of directors or governing body indicating the adoption by the adopting corporation, or business entity or Affiliate. The resolution shall state and define the effective date of the adoption of the Plan by the Plan Sponsor. The adopting resolutions shall be forwarded to the Primary Sponsor.

                                  SECTION 14.
                                  MISCELLANEOUS

         14.1. Unfunded Plan. All payments provided under the Plan shall be paid from the general assets of the applicable Plan Sponsor and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Primary Sponsor may establish a grantor trust to assist it in funding its obligations under the Plan, and any payments made to a Member or Beneficiary from such trust shall relieve the Plan Sponsor from any further obligations under the Plan only to the extent of such payment.

         14.2. Withholding. Each Plan Sponsor shall withhold from any benefits payable under the Plan all federal, state and local income taxes or other taxes required to be withheld pursuant to applicable law. 14.3. Governing Law. To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the Primary Sponsor has caused this indenture to be executed as of the date first written above.



                                       SHAW INDUSTRIES, INC.


                                       -----------------------------------------
                                       By:
                                          --------------------------------------

                                       Title:
                                             -----------------------------------

ATTEST:

----------------------------------
Title:
      ----------------------------

         [CORPORATE SEAL]